Exhibit 99.1

Company Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200
HealthSpring, Inc. Reports 2009 Fourth Quarter and Full Year Results and Provides Guidance for 2010
NASHVILLE, Tenn. (February 8, 2010) — HealthSpring, Inc. (NYSE:HS) today announced its results for the fourth quarter and year ended December 31, 2009. Highlights included:
•
Net income in the 2009 fourth quarter of $38.8 million, or $0.68 per diluted share, compared with $28.3 million, or $0.51 per diluted share, in the 2008 fourth quarter, an increase of 33.3% on a per diluted share basis.

•	Full year EPS of $2.41, compared with $2.12 for 2008, an increase of 13.7%.
•	Medicare premium revenue in the 2009 fourth quarter of $663.0 million, up 25.5% over the 2008 fourth quarter.
•	Medicare premium revenue for the year of $2.6 billion, an increase of 22.5% over 2008.
•	Medicare Advantage membership of 189,241 and stand-alone PDP membership of 313,045 at December 31, 2009, an increase of 16.8% and 10.8%, respectively, over the 2008 year end.
Commenting on the 2009 results, Herb Fritch, Chairman and Chief Executive Officer, said, “We are pleased with our operating results in 2009. Outperformance in most of our health plans and in our stand-alone prescription drug plan, coupled with continuing SG&A operating leverage, allowed us to close the year on a high note. Moving to 2010, our Medicare Advantage membership has increased despite the fact that we reduced benefits across many of our markets in response to Medicare rate cuts. In addition, our stand-alone PDP saw significant auto-assigned membership growth in January. Although our outlook does anticipate a modest increase in our MA MLR, we believe that 2010 will be another good year for HealthSpring.”
Fourth Quarter Results
($ in thousands, except per share amounts)

	Three Months Ended
	December 31,		Percent
	2009	2008	Change
Premium revenue	$663,663	$529,241	25.4%
Total revenue	677,607	540,838	25.3
Medical expense	522,465	415,849	25.6
Net income	38,778	28,312	37.0
Net income per common share — diluted (1)	0.68	0.51	33.3

(1)
Weighted average shares outstanding used in the calculation of net income per common share — diluted, were 57,431,881 and 55,309,135, respectively, for the three months ended December 31, 2009 and 2008.

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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
Fourth Quarter Operating Highlights
Revenue
•
Medicare Advantage (including the prescription drug component of HealthSpring’s Medicare Advantage plans, or “MA-PD”) premiums were $586.5 million for the 2009 fourth quarter, reflecting an increase of 24.2% over the 2008 fourth quarter. The higher premiums in the 2009 fourth quarter were attributable to increases in both membership and per member per month, or “PMPM,” premium rates.

•
Medicare Advantage PMPM premiums were $1,037.45 in the 2009 fourth quarter, compared with $976.58 in the 2008 fourth quarter. The PMPM premium increase in the 2009 fourth quarter resulted from rate increases in CMS-calculated base rates as well as rate increases related to risk scores.

•
Stand-alone PDP premium revenue was $76.5 million for the 2009 fourth quarter, an increase of 35.6% compared with the 2008 fourth quarter. The increase in revenue was the result of a 10.8% increase in membership and an increase in PDP premiums PMPM in the 2009 fourth quarter.

•
Investment income decreased from the 2008 fourth quarter by $2.3 million, or 75.2%, to $0.8 million for the 2009 fourth quarter, primarily as a result of a lower average yield on invested and cash balances.

Medical Expense
•
Medicare Advantage medical loss ratio, or “MLR,” was 81.1% for the 2009 fourth quarter, compared with 78.9% for the prior year’s fourth quarter. The impact from risk adjustment payments relating to prior periods was favorable by 0.8% and 1.8% in the 2009 and 2008 fourth quarters, respectively. Increased inpatient procedure costs in our Tennessee health plan and higher outpatient expenses across all health plans resulted in an increase in the current period MLR, compared with the 2008 fourth quarter. These increases were partially offset by improvements in inpatient admissions across all markets and continued strong performance in the Florida health plan.

•	PDP MLR was 60.7% for the 2009 fourth quarter, compared with 75.8% for the 2008 fourth quarter. Higher PMPM premium revenue in the 2009 quarter was the primary reason for the improvement in PDP MLR.
Selling, General & Administrative (SG&A) Expense
•
SG&A expense as a percentage of total revenue in the 2009 fourth quarter decreased 100 basis points to 11.7%, compared with 12.7% in the 2008 fourth quarter. The improvement in SG&A as a percentage of revenue resulted primarily from improvements in the Company’s operating model and revenue increases. The $10.6 million increase for the 2009 fourth quarter compared with the 2008 fourth quarter was primarily the result of additional personnel costs associated with membership increases and increases in other administrative costs, including contract termination expenses.

Interest Expense
•	Interest expense in the 2009 fourth quarter decreased $1.0 million compared with the 2008 fourth quarter as a result of lower effective interest rates and lower average principal balances.
•
The Company’s weighted average effective interest rate (exclusive of the amortization of deferred financing costs) for the three months ended December 31, 2009, was 4.6%, compared with 5.5% for the three months ended December 31, 2008.

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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
Income Taxes
•
The Company’s effective income tax rate for the three months ended December 31, 2009, was 39.7%, compared with 36.1% for the three months ended December 31, 2008. The annual effective income tax rate for 2009 was 36.4%. The rate increase in the 2009 fourth quarter compared with the 2008 fourth quarter was the result of a greater concentration of the Company’s profitability in entities taxed at a higher state tax rate and the reversal of tax benefits on cancelled stock compensation awards, primarily for certain executives retiring in 2009.

Full Year Results
($ in thousands, except per share amounts)

	Year Ended
	December 31,		Percent
	2009	2008	Change
Premium revenue	$2,619,505	$2,140,692	22.4%
Total revenue	2,666,045	2,188,320	21.8
Medical expense	2,129,946	1,707,891	24.7
Net income	133,595	118,952	12.3
Net income per common share — diluted (1)	2.41	2.12	13.7

(1)	Weighted average shares outstanding used in the calculation of net income per common share — diluted, were 55,426,929 and 56,005,102, respectively, for the years ended December 31, 2009 and 2008.
Full Year 2009 Operating Highlights
•
Medicare Advantage premiums were $2.3 billion for 2009, reflecting an increase of 22.5% over the prior year. Changes in estimates for prior year retroactive risk settlements increased premium revenue by $6.5 million and $29.3 million in 2009 and 2008, respectively, and increased net income by $2.1 million (or $0.04 per diluted share) and $13.4 million (or $0.24 per diluted share) in 2009 and 2008, respectively.

•
Medicare Advantage MLR was 81.0% for 2009, compared with 78.3% for the prior year. The 2009 MLR includes the impact of the risk adjustment payments and the costs of the related risk-sharing arrangements. Adjusting for out-of-period risk adjustment payments, the Medicare Advantage MLR was 81.1% in 2009 as compared with 79.1% for the 2008 MLR, as similarly adjusted. The increase in the MLR for the current year was primarily attributable to increases in inpatient procedure costs in our Tennessee health plan and increases in outpatient expenses across all health plans. The MLR increase in 2009 was partially offset by improvements in our Florida health plan’s MLR attributable primarily to hospital recontracting efforts.

•
Stand-alone PDP premium revenue was $325.4 million for 2009, an increase of 22.6% compared with 2008. The increase in revenue is the result of an 11.2% increase in member months and a 10.3% increase in PDP premiums PMPM in 2009.

•
Fee revenue was $42.3 million for 2009 compared with $32.6 million for 2008, an increase of $9.7 million, or 29.6%. The increase in 2009 is attributable to increased management fees as a result of higher membership in managed IPAs compared with 2008.

•
The Company’s PDP MLR was 83.3% for 2009 as compared with 89.6% for 2008. The improvement in the PDP MLR was primarily attributable to higher PMPM premium revenue. Higher utilization of generic prescription drugs during the year also contributed to the improvement in the 2009 PDP MLR.

•
SG&A expense as a percentage of total revenue for 2009 decreased 80 basis points to 10.5%, compared with 11.3% for 2008. The improvement in SG&A as a percentage of revenue resulted primarily from improvements in the Company’s operating model and revenue increases.

•	Investment income decreased from 2008 by $10.7 million, or 71.5%, to $4.3 million for 2009, primarily as a result of a lower average yield on invested and cash balances.
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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
Balance Sheet Highlights
•
At December 31, 2009, the Company’s cash and cash equivalents were $439.4 million, $106.4 million of which was held by unregulated entities, compared with cash and cash equivalents of $282.2 million at December 31, 2008, $31.4 million of which was held by unregulated entities.

•
Contingent consideration of 2,666,667 shares of the Company’s common stock was released from escrow in November 2009 to the former stockholders of Leon Medical Centers Health Plans, or “LMC Health Plans.” The released shares are included in the computation of basic and diluted earnings per share for the fourth quarter of 2009 and as issued and outstanding on the Company’s balance sheet at year end 2009. The Company recorded additional goodwill of $34.7 million in the 2009 fourth quarter associated with the acquisition of LMC Health Plans and the release of such shares.

•
Total debt outstanding was $237.0 million at December 31, 2009, compared with $268.0 million at December 31, 2008. There were no borrowings outstanding under the Company’s revolving credit facility during 2009.

•	For the year, net cash provided by operating activities was $170.0 million, or 1.3x net income, compared with $162.0 million, or 1.4x net income, for 2008.
•	Days in claims payable totaled 35 at the end of 2009.
Outlook
•
EPS: The Company expects its earnings per share for 2010, on a diluted basis, to be in the range of $2.25 to $2.50, on weighted average shares outstanding of approximately 57.8 million (an increase of 2.4 million weighted shares outstanding over 2009).

•
Membership: The Company expects Medicare Advantage membership to be in the range of 195,000 to 200,000 at the end of 2010. The Company estimates PDP membership to be in the range of 410,000 to 420,000 at the end of 2010.

•	Revenue: The Company estimates that 2010 total revenue will be between $2.85 billion and $2.95 billion.
•
MLRs: The Company estimates that Medicare Advantage (including MA-PD) full-year MLR will be in the range of 81.5% to 82.0% for 2010. The Company estimates stand-alone PDP MLR to be in the range of 85.5% to 86.5% for the year.

•	SG&A: The Company estimates that selling, general and administrative expense will be at or below 10.5% of total revenue for 2010.
•	Income taxes: The Company estimates that its effective income tax rate for 2010 will be 36.5% to 37.0%.
Conference Call
A live audio webcast of the conference call regarding fourth quarter and full year results and other matters referenced in this release will begin at 10:00 a.m. ET on Monday, February 8, 2010. The public may access the conference call through HealthSpring’s website, www.healthspring.com, under the Investor Relations tab. The conference call can also be accessed by dialing (913) 312-1437, confirmation number 6229549. An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 30 days.
About HealthSpring
HealthSpring is based in Nashville, Tenn., and is one of the country’s largest Medicare Advantage coordinated care plans. HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com. Media information is available at HealthSpring’s press site: http://press.healthspring.com.
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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
Cautionary Statement Regarding Forward Looking Statements
Statements contained in this release that are not historical fact are forward-looking statements, which the Company intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. Such statements include statements regarding 2010 guidance. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause its actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Any projections or other forward-looking information in this release or made orally and related thereto are based on management’s beliefs and assumptions and on information available to HealthSpring at the time the statements were or are made, which is subject to change. Although any such projections and forward-looking information and the factors influencing them will likely change, HealthSpring will not necessarily update the information except as required by law, as HealthSpring will only provide guidance at certain points during the year. Information contained herein speaks only as of the date of this release.
The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: changes in enrollment and dis-enrollment patterns; legislative and regulatory actions or changes, including changes in Medicare funding and premium rates; changes in our members’ utilization of medical services; changes in medical and prescription drug cost trends; the Company’s ability to accurately estimate CMS retroactive risk adjustments to Medicare premiums; competition; the Company’s ability to accurately estimate incurred but not reported and other unpaid medical claims; negotiation of acceptable contracts with physicians, hospitals, and other providers; contractual disputes with providers; increases in costs or liabilities associated with litigation; costs associated with compliance with regulatory mandates and with responding to regulatory audits; management changes; the Company’s ability to identify, evaluate, and integrate acquisition opportunities; substantial changes in interest rates over a prolonged period; and changes in tax estimates, assets, or liabilities and valuation allowances related thereto. The foregoing list of factors is not intended to be exhaustive. Additional information concerning these and other important risks and uncertainties can be found under the headings “Special Note Regarding Forward-Looking Statements” and “Item 1A. — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and in other public filings by the Company.
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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
Supplemental Information
1. Membership

	Dec. 31,	Dec. 31,	Percent
Medicare Advantage Membership:	2009	2008	Change
Alabama	31,330	29,022	8.0%
Florida	32,606	27,568	18.3
Illinois	11,261	9,245	21.8
Mississippi	4,591	2,425	89.3
Tennessee	58,252	49,933	16.7
Texas	51,201	43,889	16.7

Total	189,241	162,082	16.8

PDP Membership:	313,045	282,429	10.8

Commercial:	722	895	(19.3)%

2010 Medicare Membership:
Total Medicare Advantage membership was 193,320, according to the February CMS plan payment report.
PDP membership reported by CMS per the February plan payment report was 387,442.
2. Reconciliation of Medical Claims Payable
The following table provides a reconciliation of changes in the medical claims liability for HealthSpring for the years ended December 31, 2009, 2008, and 2007.

	Year Ended December 31,
(Unaudited, $ in thousands)	2009		2008		2007

Balance at beginning of period	$190,144		$154,510		$122,778

Acquisition of LMC Health Plans	—		—		16,588

Incurred related to:
Current period	2,138,710	(1)	1,719,522	(1)	1,245,271
Prior period (2)	(8,764)		(11,631)		(19,278)

Total incurred	2,129,946		1,707,891		1,225,993

Paid related to:
Current period	1,938,717		1,531,629		1,108,949
Prior period	179,065		140,628		101,900

Total paid	2,117,782		1,672,257		1,210,849

Balance at the end of the period	$202,308		$190,144		$154,510

(1)
Approximately $2.2 million paid to providers under risk sharing and capitation arrangements related to 2008 premiums is included in the incurred related to current period amounts in 2009. Such amount does not relate to fee-for-service medical claims estimates. Similarly, $10.1 million paid to providers under risk sharing and capitation arrangements related to 2007 premiums is included in the 2008 incurred related to current period. Most of these amounts are the result of additional retroactive risk adjustment premium payments recorded that pertain to the prior year’s premiums. Amounts in 2007 are presented in a consistent manner and are not significant.

(2)
Negative amounts reported for incurred related to prior periods result from fee-for-service medical claims estimates being settled for amounts less than originally anticipated (a favorable development).

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HS Reports Fourth Quarter, Year-end Results

February 8, 2010
3. Segment Information
Financial data by reportable segment for the years ended December 31 is as follows (in thousands):

	MA-PD	PDP	Commercial	Corporate	Total
Three months ended December 31, 2009
Revenue	$600,405	$76,473	$707	$22	$677,607
EBITDA	54,402	28,119	67	(6,861)	75,727
Depreciation and amortization expense	6,288	28	—	1,462	7,778

Three months ended December 31, 2008
Revenue	$483,124	$56,744	$798	$172	$540,838
EBITDA	54,087	10,273	(67)	(8,085)	56,208
Depreciation and amortization expense	6,244	19	—	1,004	7,267

Year ended December 31, 2009
Revenue	$2,337,374	$325,631	$2,976	$64	$2,666,045
EBITDA	238,378	46,676	(210)	(28,567)	256,277
Depreciation and amortization expense	25,340	88	—	5,298	30,726

Year ended December 31, 2008
Revenue	$1,914,024	$268,667	$5,144	$485	$2,188,320
EBITDA	244,845	18,247	(1)	(28,956)	234,135
Depreciation and amortization expense	24,505	24	—	4,018	28,547
In connection with the Company’s transfer of a large number of employees from its markets to its corporate operations effective January 1, 2009, the Company revised its methodology for allocating certain corporate expenses to its segments, which resulted in allocating a greater share of such expenses to operating segments. Additionally, as of January 1, 2009, the Company revised its methodology for allocating the selling, general, and administrative expenses within its prescription drug operations, which resulted in the allocation of a greater share of such expenses to its MA-PD segment. As a result of these revisions, the segment EBITDA amounts for the 2008 periods include reclassification adjustments between segments such that the periods presented are comparable.
A reconciliation of reportable segment EBITDA to net income included in the consolidated statements of income is as follows (in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
EBITDA	$75,727	$56,208	$256,277	$234,135
Income taxes	(25,571)	(16,018)	(76,342)	(67,512)
Interest expense	(3,600)	(4,611)	(15,614)	(19,124)
Depreciation and amortization	(7,778)	(7,267)	(30,726)	(28,547)

Net income	$38,778	$28,312	$133,595	$118,952

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HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$439,423	$282,240
Accounts receivable, net	92,442	74,398
Investment securities available for sale	8,883	3,259
Investment securities held to maturity	13,965	24,750
Funds due for the benefit of members	4,028	40,212
Deferred income taxes	6,973	4,198
Prepaid expenses and other	9,586	6,560

Total current assets	575,300	435,617
Investment securities available for sale	13,574	30,463
Investment securities held to maturity	38,463	20,086
Property and equipment, net	30,316	26,842
Goodwill	624,507	590,016
Intangible assets, net	203,147	221,227
Restricted investments	16,375	11,648
Other	6,585	8,878

Total assets	$1,508,267	$1,344,777

Liabilities and Stockholders’ Equity
Current liabilities:
Medical claims liability	$202,308	$190,144
Accounts payable, accrued expenses and other	50,954	35,050
Risk corridor payable to CMS	2,176	1,419
Current portion of long-term debt	43,069	32,277

Total current liabilities	298,507	258,890
Deferred income taxes	80,434	89,615
Long-term debt, less current portion	193,904	235,736
Other long-term liabilities	5,966	9,658

Total liabilities	578,811	593,899

Stockholders’ equity:
Common stock	608	578
Additional paid in capital	548,481	504,367
Retained earnings	428,765	295,170
Accumulated other comprehensive loss, net	(1,044)	(1,955)
Treasury stock	(47,354)	(47,282)

Total stockholders’ equity	929,456	750,878

Total liabilities and stockholders’ equity	$1,508,267	$1,344,777

HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Income Information
(in thousands, except share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Premium revenue	663,663	529,241	2,619,505	2,140,692
Management and other fees	13,186	8,546	42,250	32,602
Investment income	758	3,051	4,290	15,026

Total revenue	677,607	540,838	2,666,045	2,188,320

Operating expenses:
Medical expense	522,465	415,849	2,129,946	1,707,891
Selling, general and administrative	79,415	68,781	279,822	246,294
Depreciation and amortization	7,778	7,267	30,726	28,547
Interest expense	3,600	4,611	15,614	19,124

Total operating expenses	613,258	496,508	2,456,108	2,001,856

Income before income taxes	64,349	44,330	209,937	186,464
Income taxes	(25,571)	(16,018)	(76,342)	(67,512)

Net income	$38,778	$28,312	$133,595	$118,952

Net income per common share:
Basic	$0.69	$0.51	$2.43	$2.13

Diluted	$0.68	$0.51	$2.41	$2.12

Weighted average common shares outstanding:
Basic	56,373,140	55,210,958	54,973,690	55,904,246

Diluted	57,431,881	55,309,135	55,426,929	56,005,102

HealthSpring, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flow Information
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$38,778	$28,312	$133,595	$118,952
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,778	7,267	30,726	28,547
Amortization of deferred financing cost	575	602	2,360	2,442
Amortization on bond investments	979	—	979	—
Deferred tax benefit	(3,681)	(2,288)	(12,475)	(1,608)
Share-based compensation	1,985	2,009	9,498	8,731
Equity in earnings of unconsolidated affiliate	(72)	(76)	(353)	(433)
Tax shortfall from share awards	(36)	(234)	(36)	(283)
Increase (decrease) in cash and cash equivalents (exclusive of acquisitions) due to changes in:
Accounts receivable	(20,806)	(16,858)	(17,154)	(12,861)
Prepaid expenses and other current assets	(852)	(243)	(3,289)	(1,526)
Medical claims liability	1,936	6,064	12,164	35,634
Accounts payable, accrued expenses, and other current liabilities	22,617	(2,033)	15,850	6,997
Risk corridor payable to CMS	8,055	(12,150)	757	(20,945)
Other	(2,758)	(499)	(2,663)	(1,662)

Net cash provided by operating activities	54,498	9,873	169,959	161,985

Cash flows from investing activities:
Purchases of property and equipment	(4,308)	(3,710)	(15,828)	(11,657)
Purchases of investment securities	—	(11,225)	(39,766)	(52,406)
Maturities of investment securities	6,659	14,021	42,766	65,317
Purchases of restricted investments	(3,729)	(1,000)	(19,744)	(7,410)
Maturities of restricted investments	3,545	—	14,948	5,857
Distributions received from unconsolidated affiliate	90	155	286	464
Proceeds received on disposition	—	—	297	—
Acquisitions, net of cash acquired	—	—	(910)	(7,200)

Net cash provided by (used in) investing activities	2,257	(1,759)	(17,951)	(7,035)

Cash flows from financing activities:
Payments on long-term debt	(7,181)	(7,243)	(31,040)	(28,237)
Purchases of treasury stock	—	(19,068)	—	(47,217)
Excess tax benefit from stock options exercised	18	84	18	84
Proceeds from stock options exercised	7	—	13	1,012
Funds received for the benefit of members	215,801	137,275	710,392	516,225
Funds withdrawn for the benefit of members	(215,743)	(264,110)	(674,208)	(638,667)

Net cash provided by (used in) financing activities	(7,098)	(153,062)	5,175	(196,800)

Net increase (decrease) in cash and cash equivalents	49,657	(144,948)	157,183	(41,850)

Cash and cash equivalents at beginning of period	389,766	427,188	282,240	324,090

Cash and cash equivalents at end of period	$439,423	$282,240	$439,423	$282,240